EXHIBIT 3.1

PRO-PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.56 OF THE

NEVADA GENERAL CORPORATION LAW

The undersigned, Anthony Squeglia and Maureen Foley, do hereby certify that:

1. They are the Chief Financial Officer and Secretary, respectively, of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of undesignated stock, par value $0.01 per share, of which 5,000,000 have been designated for issuance as Series A 12% Convertible Preferred Stock, and the balance remains undesignated as of the date hereof.

3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as undesignated stock, comprised of 10,000,000 shares, $0.01 par value, issuable from time to time in one or more series designated by the Board of Directors;

WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of undesignated stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to two series of preferred stock, which shall consist of 900,000 shares of Series B-1 Convertible Preferred Stock and up to 2,100,000 shares of Series B-2 Convertible Preferred Stock, which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES B-1 AND B-2 CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value plus all accrued but unpaid dividends on the Preferred Stock as of the Conversion Date.

“Conversion Date” shall have the meaning set forth in Section 5(d)(iii).

“Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Dividend Shares” means, collectively, the shares of Common Stock which the Corporation may issue to a Holder in payment of dividends due on the Preferred Stock from time to time in accordance with the terms hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Effective Date” means the date that the Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers, directors or other permitted grantees of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business compatible with the business objectives of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) securities pursuant to written contractual obligations entered into prior to the Initial Closing Date which have been approved in writing by the Holder.

“Final Purchase Date” means the Trading Day immediately subsequent to the date that is one hundred twenty (120) days from Original Issue Date of the Series B-1 Preferred; provided, however, the Final Purchase Date shall be automatically extended for an additional sixty (60) days if the Corporation issues 1,250,000 shares of Preferred Stock by the ninetieth (90th) day after Original Issue Date of the Series B-1 Preferred.

“Holder” means a holder of Preferred Stock.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Initial Redemption Date” shall mean the Series B-1 Redemption Date or the Series B-2 Redemption Date, as applicable.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Mandatory Conversion Date” shall have the meaning set forth in Section 5(d)(ii).

“Notice of Conversion” shall have the meaning given such term in Section 5(a).

“Original Issue Date” shall mean the date of the first issuance of each issuance of shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Indebtedness” means the Indebtedness existing on the Initial Closing Date and approved in writing by the Holder.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Corporation’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Corporation’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens incurred in connection with Permitted Indebtedness under clauses (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its subsidiaries other than the assets so acquired or leased.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Preferred Stock” shall have the meaning given such term in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares and Dividend Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Registration Statement Condition” means that a Registration Statement is effective, and not subject to any stop order or suspension, and all related blue sky filings have been made.

“Rights Offering” means a registered offering of up to $20,000,000 of Common Stock by the Company to its Common Stockholders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Corporation’s Series A 12% Convertible Preferred Stock, par value $0.01 per share.

“Series B Directors” shall have the meaning given such term in Section 4.

“Series B-1 Redemption Date” means the date that is thirteen (13) months from the Original Issue Date of the Series B-1 Preferred.

“Series B-2 Redemption Date” means the date that is two (2) years from the Original Issue Date of the Series B-2 Preferred.

“Share Delivery Date” shall have the meaning given such term in Section 5(e)(i).

“Stated Value” shall have the meaning given such term in Section 2.

“Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns 20% or more the voting securities thereof, including any entity formed or acquired after the date hereof.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any one of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the OTC Bulletin Board, or “Pink Sheets.”

“Voluntary Conversion Date” shall have the meaning set forth in Section 5(a).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (other than the OTC Bulletin Board), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (b) if the Common Stock is then listed or quoted on the OTC Bulletin Board, the average of the high and low price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (c) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported.

Section 2. Designation, Amount and Par Value. Two series of preferred stock shall be designated as the Corporation’s (a) Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred”), of which the number of shares so designated shall be 900,000, and (b) Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred,” and collectively with the Series B-1 Preferred, the “Preferred Stock”), of which the number of shares so designated shall be

2,100,000, for a total of 3,000,000 shares (the “Maximum Amount”). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $2.00 (the “Stated Value”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 12% per annum (compounding monthly), payable in arrears quarterly on March 31, June 30, September 30 and December 31, beginning with June 30, 2009 (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (“Dividend Payment Date”). The dividends shall be payable at the Corporation’s option either in cash or, if the Registration Statement Condition is true as of the Dividend Payment Date and the issuance of shares of Common Stock for dividends would not trigger any anti-dilution provisions to which the Corporation is subject, in duly authorized, fully paid and non-assessable shares of Common Stock valued at 100% of the average of the VWAPs for the twenty (20) consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; provided that the Registration Statement Condition must only be true as of the Dividend Payment Date falling on September 30, 2009 or any subsequent Dividend Payment Date. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Corporation covenants that all shares of Common Stock that are issued in satisfaction of dividends due on the Preferred Stock shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and registered for public sale in accordance with the Registration Statement. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. If the Corporation does not pay any dividend on the Preferred Stock, either in cash or in shares of Common Stock, on or prior to the Dividend Payment Date on which the dividend is due, then from that Dividend Payment Date until such time as all accrued but unpaid dividends due on the Preferred Stock have been paid in full, dividends shall accrue on the Preferred Stock at the rate of 15% per annum (compounding monthly).

Section 4. Voting Rights. Except as set forth specifically below, the holder of each share of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible under the circumstances described in Section 5 hereof on the record date for the vote or consent of shareholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. The foregoing notwithstanding, with respect to the election of directors, the holders of the Preferred Stock shall vote together as a separate class to elect two (2) members of the Board of Directors (the “Series B Directors”), and the Corporation shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special meetings of the Board of Directors, nominating such persons designated by the holders of the Preferred Stock as directors on the applicable proxy statements and recommending their election) to permit the holders of the Preferred Stock to appoint two additional (2) members of the Board of Directors (the “Series B Nominees”), who shall be subject to election by all shares of voting stock of the Corporation voting together as a single group, until such time as the Maximum Amount has been issued, after which the number of Series B Nominees shall be three (3), and shall remain three (3) until there are no longer any shares of Preferred Stock outstanding. The holders of Preferred Stock shall vote together with the holders of Common Stock and other voting capital stock of the Corporation to elect all other members of the Board of Directors. In the event the holders of Preferred Stock do not exercise their right to elect Series B Directors, such holders will be permitted to send a non-voting representative in an observer capacity to all meetings of the Board of Directors of the Corporation, with respect to which reasonable notice shall be provided to such holders, including notice of all written consents taken in lieu of a meeting of the Board of Directors of the Corporation prior to execution of any such consents. Each holder of a share of the Preferred Stock shall be entitled to receive the same prior notice of any shareholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Preferred Stock.

Section 5. Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock determined by dividing the Conversion Amount of such share of Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the “Voluntary Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Voluntary Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall surrender the certificate(s) representing such shares of Preferred Stock to the Corporation promptly following the Voluntary Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued. If the number of shares of Preferred Stock represented by the Preferred Stock certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Corporation shall, as soon as practicable and at the Corporation’s expense, issue and deliver to the holder a new Preferred Stock certificate representing the number of shares of Preferred Stock not converted.

b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.50 (the “Conversion Price”), subject to adjustment as set forth in Section 6(a).

c) Mandatory Conversion.

i. The Corporation may, at its election and without any action on the part of the Holder, convert each outstanding share of Preferred Stock into that number of shares of Common Stock determined by dividing the Conversion Amount of such share of Preferred Stock by the Conversion Price, which conversion shall be effective on the date the Corporation sends notice of the conversion to the Holder (a “Mandatory Conversion Date”), notwithstanding that the Holder may not receive such notice until after the Mandatory Conversion Date; provided that the Mandatory Conversion Condition is true as of the date of the Mandatory Conversion Date; and further provided that the maximum number of shares of Preferred Stock which may be converted by the Corporation during any thirty (30) day period may not exceed the amount that would result in the issuance of shares of Common Stock greater than ten (10) times the average daily trading volume of the Common Stock for the twenty (20) Trading Days immediately preceding the Mandatory Conversion Date, and if the number of shares of Preferred Stock which may be converted is limited by this proviso, then the number of shares of Preferred Stock which are converted will be proportionally allocated between the Series B-1 Preferred and the Series B-2 Preferred, and the next Mandatory Conversion Date may be no sooner than 30 days after the Mandatory Conversion Date so limited; and further provided that a mandatory conversion pursuant to this Section shall only apply to shares of Preferred Stock for which the Original Issue Date is more than one year before the date of the Mandatory Conversion Date.

ii. As used herein, the “Mandatory Conversion Condition” shall mean any Trading Day (i) on which the closing price of the Common Stock on the Trading Market exceeded $1.50 (as adjusted for stock splits, stock dividends, combinations and similar transactions) for each of the fifteen (15) Trading Days preceding such Trading Day; and (ii) on which the Registration Statement Condition is true. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

iii. On the Mandatory Conversion Date, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that each Holder shall surrender the certificate(s) representing such shares of Preferred Stock to the Corporation promptly following receipt of notice of the Mandatory Conversion Date.

d) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver or cause to be delivered to the Holder (A) a certificate or certificates which, after the

Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash), and (C) in the case of a mandatory conversion pursuant to Section 5(c), a notice setting forth a brief statement of the facts indicating that all conditions to a mandatory conversion had been satisfied as of the Mandatory Conversion Date. After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder (and the other Holders of the Preferred Stock), not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

iv. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may, if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP as of the Conversion Date. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Sock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

c) Notice to Holders. Whenever the Conversion Price is adjusted pursuant to any of this Section 6, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 7. Redemption. (a) The Corporation shall at any time, upon the receipt of written notice or notices delivered to the Corporation by any Holders of Preferred Stock on or after the Initial Redemption Date for such shares of Preferred Stock, redeem part or all of the then outstanding shares of Preferred Stock held by such Holders, as specified in such notice or notices, by paying in cash to the Holders thereof in respect of each such share the Redemption Price (defined below), within thirty (30) Trading Days after receipt of such written notice (the “Redemption Date”). The price payable for each redeemed share of Preferred Stock (the “Redemption Price”) shall be equal to the Conversion Amount on the Redemption Date.

(b) The Corporation may, any time on thirty (30) days prior written notice to the Holder, redeem all Preferred Stock which is outstanding for the Redemption Price, provided that the number of shares of Preferred Stock which is outstanding is less than 10% of the number of shares of Preferred Stock originally issued by the Final Purchase Date. Any such redemption by the Corporation shall be effective on the thirtieth (30th) day after notice of redemption is sent by the Corporation to the Holder (a “Redemption Date”), and the Holder shall receive payment of the Redemption Price upon surrender of all shares of Preferred Stock called for redemption. After the Redemption Date, all shares of Preferred Stock shall no longer be considered issued and outstanding, and shall have no right to vote on any matter upon which shares would be entitled to vote if still issued and outstanding. Nothing shall prohibit the Holder from exercising any right to convert the Preferred Stock into Common Stock between the date notice of redemption is sent by the Corporation and the Redemption Date.

(c) On or before the date of a scheduled Redemption Date and in connection therewith, each holder of shares of Preferred Stock requesting redemption under Section 7(a) shall, as a condition to such redemption, surrender the certificate representing such shares to the Corporation and shall receive payment of the Redemption Price in cash on the Redemption Date. Unless otherwise provided herein, upon the surrender of any shares for redemption under this Section 7(c), the shares so redeemed shall no longer be issued and outstanding, and upon such payment shall have no right to vote on any matter upon which shares would be entitled to vote if still issued and outstanding. If less than all the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

(d) The right to redemption established by this Section 7 in respect of Preferred Stock shall be deemed absolute and vested upon the occurrence of the conditions specified herein. In the event the Corporation shall fail for any reason to pay the Redemption Price in cash on the Redemption Date, then the Holder(s) of the Preferred Stock requesting redemption shall, at the option of the Holder(s) on written notice to the Corporation, automatically convert into an obligation of the Corporation bearing interest at the rate of 15% per year and secured by a lien on all assets of the Corporation. The Corporation shall execute a promissory note and security agreement in the form attached hereto as Exhibit A, which shall be held in escrow and released to the Holder when and if the Holder certifies under oath that the Corporation has failed to pay the Redemption Price on the Redemption Date after proper demand on the Corporation. The Corporation agrees to execute any and all such documents that the Holder reasonably requests to perfect its security interest in any assets of the Corporation promptly after the date hereof. In the event the Corporation fails to pay more than one Holder the Redemption Price on a Redemption Date, and by virtue of such acts more than one Holder obtains a lien on the assets of the Corporation, the liens of all Holders shall rank pari passu.

Section 8. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, but pari passu with the holders of the Corporation’s Series A Preferred Stock, an amount per share equal to Conversion Amount of the Preferred Stock as of the record date for distribution, provided that the record date for the distribution may be no more than twenty (20) calendar days prior to the date of the distribution. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock and the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts and the pari passu amounts due in respect of the Series A Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock and the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Upon the completion of the distribution required by subparagraph (a) of this Section 8 and any other distribution that may be required with respect to any other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock.

(c) (i) For purposes of this Section 8, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, any of the following (a “Sale, Merger, or Reorganization”): (x) the merger or consolidation of the Corporation into or with another corporation or entity, reorganization or sale of the Corporation, or sale of capital stock by the Corporation, in which the shareholders of the Corporation immediately preceding such merger, consolidation, or reorganization (solely by virtue of their shares or other securities of the Corporation) shall own less than fifty percent (50%) of the voting securities of the surviving corporation; (y) the sale, transfer or lease (but not including a permitted transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions or plan, of 50% or more of the assets of the Corporation, based on the fair market value of the Corporation’s assets as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Preferred Stock, which assets shall include for these purposes fifty percent (50%) or more of the outstanding voting capital stock of any subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole; or (z) the sale, transfer or lease (but not including a permitted transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all of the assets of the subsidiaries of the Corporation, the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

(ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of the Preferred Stock.

Section 9. Protective Provisions.

(a) Actions Requiring Majority Approval of Preferred Stock. In addition to any other rights provided by law, so long as any shares of Preferred Stock are then outstanding, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the total number of shares of the Preferred Stock outstanding, voting as a separate class, the Corporation shall not:

(i) change the size of the Corporation’s Board of Directors from nine (9) members;

(ii) amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or Bylaws or file any articles of amendment designating the preferences, limitations and relative rights of any series of preferred stock, or engage in any other action, that would alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock;

(iii) create or increase, or authorize the creation or increase of the authorized amount of any additional class or series of shares of stock, unless the same ranks junior to the Preferred Stock as to dividends, redemption and the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or create or authorize any obligation or security convertible into shares of Common Stock, Preferred Stock or any other class or series of stock, whether voting or non-voting, unless an adequate number of shares have been reserved for the issuance of such shares of Common Stock, Preferred Stock or other class or series of stock upon such conversion; regardless of whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation, or by merger, consolidation or otherwise;

(iv) increase or decrease the authorized number of shares of the Preferred Stock;

(v) purchase, redeem or otherwise acquire for value any shares of any class of its capital stock or cause or permit any employee stock ownership plan, including any Employee Stock Ownership Plan as defined in § 4975(e)(7) of the Internal Revenue Code of 1986, as amended, to purchase shares of any class of its capital stock unless the outstanding shares of Preferred Stock, and any other shares of capital stock held by the holders of the Preferred Stock, shall have first been purchased, redeemed or otherwise acquired for value;

(vi) merge or consolidate into or with any other corporation or sell, assign, lease, pledge, encumber or otherwise dispose of all or substantially all of its assets or those of any subsidiary;

(vii) voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business;

(viii) pay or declare dividends on any capital stock other than the Preferred Stock, unless the Preferred Stock share ratably in such dividend and all accrued dividends payable with respect to the Preferred Stock have been paid prior to the payment or declaration of such dividend;

(ix) acquire an equitable interest in, or the assets or business of any other entity in any form of transaction;

(x) create or commit the Corporation to enter into a joint venture, licensing agreement or exclusive marketing or other distribution agreement with respect to the Corporation’s products, other than in the ordinary course of business;

(xi) permit the Corporation or any subsidiary of the Corporation to sell or issue any security of such subsidiary to any person or entity other than the Corporation;

(xii) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(xiii) other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(xiv) other than in connection with an Exempt Issuance or the Rights Offering, issue any Common Stock or Common Stock Equivalents;

(xv) increase the number of shares of Common Stock that may be issued pursuant to options, warrants or rights to employees, directors, officers, consultants or advisors above 1,500,000 (which number shall be appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events);

(xvi) amend the provisions of this Subsection 9(a).

(b) Notwithstanding anything to the contrary contained herein, nothing shall be deemed to limit the Company’s ability to consummate the Rights Offering or require the consent of Series B Stockholders or Series B Directors prior to such consummation (other than as may be required by law); provided that nothing herein shall prohibit the Series B Directors from voting on the Rights Offering and its terms as a group with all other directors.

The Corporation agrees that its breach of this Section 9 will result in irreparable harm to the Holders, and therefore the Holder shall be entitled to obtain injunctive relief against the Corporation to preclude any such transaction that would be in violation of this Section, for which the Corporation expressly waives any requirement that the Holder post bond, which remedy shall be in addition to all remedies available to it at law or in equity.

Section 10. Events of Noncompliance.

(a) An “Event of Noncompliance” shall have occurred if:

(i) the Corporation breaches or otherwise fails to perform in any material respect any of the covenants or any of its obligations to the holders of the Preferred Stock and fails to cure such breach or failure after any holder of Preferred Stock provides written notice of such breach or failure and the Corporation had had a reasonable opportunity (but not in any event more than 30 days) to cure such failure or breach; or

(ii) the Corporation or any subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any subsidiary or of any substantial part of the assets of the Corporation or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to the Corporation or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any subsidiary and either (a) the Corporation or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

(b) If an Event of Noncompliance has occurred, and in the event the Series B Directors and Series B Nominees constitute less than a majority of the Corporation’s Board of Directors, the number of directors constituting the Corporation’s Board of Directors shall, at the request of the holders of a majority of the Preferred Stock then outstanding, be increased by such number which shall, together with the existing Series B Directors and Series B Nominees elected or nominated by the holders of the Preferred Stock, if any, constitute a minimum majority of the Board of Directors, and the holders of Preferred Stock shall have the special right, voting together as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the Corporation’s capital stock, to elect individuals to fill such newly created directorships, to remove any individuals elected to such directorships and to fill any vacancies in such directorships; provided, however, that the special right of the holders of Preferred Stock to elect a majority of the members of the Board of Directors shall exist only after such Event of Noncompliance has continued and remained in effect for 30 days after notice to the Corporation by any holder of Preferred Stock. Such special right may be exercised at the special meeting called pursuant to this subparagraph (b), at any annual or other special meeting of shareholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a shareholders meeting. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right shall terminate subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder.

At any time when such special right has vested in the holders of Preferred Stock, a proper officer of the Corporation shall, upon the written request of the holder(s) of at least 10% of the Preferred Stock then outstanding, addressed to the secretary of the Corporation, call a special meeting of the holders of Preferred Stock for the purpose of electing directors pursuant to this subparagraph. Such meeting shall be held at the earliest legally permissible date at the principal office of the Corporation, or at such other place designated by the holders of at least 10% of the Preferred Stock then outstanding who first requested the meeting. If such meeting has not been called by a proper officer of the Corporation within 10 days after personal service of such written request upon the secretary of the Corporation or within 20 days after mailing the same to the secretary of the Corporation at its principal office, then the holders of at least 10% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person or entity so designated upon the notice required for annual meetings of shareholders and shall be held at the Corporation’s principal office, or at such other place designated by such person. Any holder of Preferred Stock so designated shall be given access to the stock record books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to this subparagraph.

At any meeting or at any adjournment thereof at which the holders of Preferred Stock have the special right to elect directors, the presence, in person or by proxy, of the holders of a majority of the Preferred Stock then outstanding shall be required to constitute a quorum for the election or removal of any director by the holders of the Preferred Stock exercising such special right. The vote of a majority of such quorum shall be required to elect or remove any such director. Any director so elected by the holders of Preferred Stock shall continue to serve as a director until the expiration of the lesser of (a) a period of six months following the date on which there is no longer any Event of Noncompliance in existence or (b) the remaining period of the full term for which such director has been elected. After the expiration of such six-month period or when the full term for which such director has been elected ceases (provided that the special right to elect directors has terminated), as the case may be, the number of directors constituting the Board of Directors of the Corporation shall decrease to such number as constituted the whole Board of Directors of the Corporation immediately prior to the occurrence of the Event or Events of Noncompliance giving rise to the special right to elect directors.

If any Event of Noncompliance exists, each holder of Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 11. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (617) 928-3450, Attn: Maureen Foley, e-mail address (Foley@pro-pharmaceuticals.com) or such other address, facsimile number or electronic mail address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number, e-mail address or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission (accompanied by confirmation of such transmission), if such notice or communication is delivered via facsimile or e-mail at the facsimile telephone number or e-mail address, as applicable, specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the first Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the such Delaware courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Delaware courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. In case any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-1 Convertible Preferred Stock or Series B-2 Convertible Preferred Stock.

*********************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 11 th day of February, 2009.

/s/ Anthony Squeglia		/s/ Maureen Foley
Name:	Anthony Squeglia	Name:	Maureen Foley
Title:	Chief Financial Officer	Title:	Secretary

NOTICE OF CONVERSION

SERIES B-1 CONVERTIBLE PREFERRED STOCK

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title:

NOTICE OF CONVERSION

SERIES B-2 CONVERTIBLE PREFERRED STOCK

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B-2 Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title:

EXHIBIT A

PROMISSORY NOTE

FOR VALUE RECEIVED, Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of 10X Fund, L.P., a Delaware limited partnership (the “Holder”), or any subsequent Holder, the Redemption Amount that is outstanding from time to time with interest at the rate of 15% per annum, compounded monthly. All principal and accrued interest on this Note shall be payable on the Maturity Date (as hereinafter defined), and until the Maturity Date the Maker shall make quarterly payments of interest, which shall be due on the first day of each calendar quarter, commencing with the first day of the first calendar quarter occuring after the Effective Date of this Note. This Note shall mature on the later the occur of (a) one (1) year after the Effective Date of this Note, or (b) the last Series B-2 Redemption Date to occur with respect to any issue of Series B-2 Convertible Preferred Stock of the Maker.

The “Redemption Amount” shall mean any amount the Maker is required to pay the Holder upon any redemption of Preferred Stock by the due date for payment thereof pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of the Maker, as filed with the Secretary of State of Nevada (the “Certificate of Designation”).

“Series B-2 Redemption Date” shall have the meaning it is defined to have in the Certificate of Designation.

The “Effective Date” shall mean the date this Note is released from escrow to the Holder pursuant to Section 7(d) of the Certificate of Designation.

In the event any quarterly interest payment is not made within five (5) days of its due date, the Maker shall pay a late charge of five (5%) percent of the amount of the payment, provided that only one (1) such late charge may be collected on any particular payment however long that payment shall remain past due. Upon acceleration of the unpaid principal balance pursuant to this Note, all amounts due under the Note will bear interest at 18% per annum until paid in full. In the event of default on the part of the Maker hereunder, whether by a failure to make a quarterly interest payment or a failure to pay all principal and accrued interest hereunder after demand by the Holder, the unpaid principal shall bear interest at the rate of fifteen percent (18%) per annum from the date of such default until such default is cured.

Maker may prepay any principal amount of this Note in part or whole without premium or penalty upon thirty (30) days prior written notice to the Holder. Any prepayment shall be applied first to accrued interest and the balance to reduction of the outstanding principal. Any such prepayments shall not postpone the due date of any subsequent quarterly payments nor change the amount of such payments unless otherwise agreed to in writing by Holder.

Principal and interest payments are payable at 1099 Forest Lake Terrace, Niceville, FL 32578, or at such other address that Holder may designate.

If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit prescribed

1

by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note or under any other instrument evidencing or securing the indebtedness evidenced hereby, that is in excess of the current limit of such validity, but such obligation shall be fulfilled to the limit of such validity.

Presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices are hereby waived by Maker. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (1) as a novation of this Note or as a restatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note, or (2) to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable law; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Maker under this Note, either in whole or in part, unless the Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations, any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided, or which may hereafter by provided, by the Constitution and laws of the United States of America and of the State of Massachusetts or Delaware, against the enforcement and collection of the obligations evidenced by this Note except as described above.

In the event this Note is collected by or through an attorney or by the order of a court of competent jurisdiction, all cost of collection, including but not limited to court costs and reasonable attorneys’ fees, shall be paid by Maker. This Note is to be construed and enforced according to the laws of the State of Delaware.

PRO-PHARMACEUTICALS, INC.

Witness	By:	Anthony Squeglia
	Its:	Chief Financial Officer

2

SECURITY AGREEMENT

This Security Agreement is made and entered into this 10th day of February, 2009, by and between PRO-PHARMACEUTICALS, INC. (hereinafter referred to as “Borrower”) and 10X FUND, L.P. (hereinafter referred to as “Lender”) as follows:

FOR VALUE RECEIVED, and in order to secure payment of any and all indebtedness of the Borrower to the Lender, now existing or hereafter incurred, matured or unmatured, direct or contingent, including any extensions, renewals and substitutions thereof, the Borrower hereby grants to the Lender a security interest in, all of Borrower’s furniture, fixtures, equipment, furnishings, leases and lease rights, supplies, inventory, accounts receivable, contract rights, general intangibles, patents, trade secrets, intellectual property of any and every kind, goods and tangible personal property of every kind and nature, including additions, replacements, accessions and proceeds now and hereafter owned and acquired (hereinafter referred to as “Collateral”).

This Security Agreement secures the indebtedness of the Borrower as evidenced by that promissory note (“Promissory Note”) given by Borrower to Lender of even date herewith in the Redemption Amount (as defined in the Promissory Note). This Security Agreement secures to Lender: (a) the payment of the Promissory Note and all renewals, extensions and modifications of the Promissory Note; (b) the payment of all other sums, with interest, advanced to protect the security of this Security Agreement including all expenditures for taxes, insurance and repairs and maintenance of the Collateral; (c) the performance of Borrower’s covenants and agreements under this Security Agreement and the Promissory Note; and (d) any other indebtedness of the Borrower to the Lender, whether now existing or hereafter incurred, matured or unmatured, direct or contingent.

1. UCC FINANCING STATEMENT. A UCC Financing Statement covering the Collateral herein secured shall be filed for record with the appropriate office in Massachusetts, as well as any notices required by the United States Patent and Trademark Office.

2. PROMISSORY NOTE PAYMENTS. Borrower shall promptly pay when due the principal and interest on the debt evidenced by the Promissory Note and any late charges due under the Promissory Note. Unless applicable law provides otherwise, all payments received by Lender shall be applied first to interest due on the indebtedness, second to the principal due on the indebtedness, and third to any late charges outstanding under the Promissory Note.

3. LIENS. Borrower shall pay all taxes, assessments, charges, fines and impositions attributable to the Collateral that may attain priority over this Security Agreement, and all leasehold payment or ground rents, if any. Borrower shall pay these obligations on time directly to the person owed the payment. Borrower shall promptly furnish to Lender receipts evidencing the payments, if requested by Lender. Borrower shall promptly discharge any lien which may have priority over this Security Agreement. If Lender determines that any part of the Collateral is subject to a lien which may attain priority over this Security Agreement Lender may give Borrower a notice identifying the lien. Borrower shall satisfy the lien within ten (10) days of the giving of notice. The Borrower will defend the Collateral against all other claims or demands of all persons at any time claiming any interest in the Collateral, when such claim is adverse to the rights of the Lender conveyed in this Agreement.

1

4. COMPLIANCE WITH LAWS. Borrower shall, at all times, fully comply with all local, State and Federal laws, regulations, statutes or ordinances relating to the use of the Collateral and the operation of Borrower’s business. Any Hazardous Substance used by Borrower shall be stored, maintained, removed and disposed of in full compliance with all local, State and Federal (EPA/EPD) laws, regulations, statutes or ordinances. “Hazardous Substances” as used herein means and includes, without limitation, petroleum products, flammable explosives, radioactive materials, asbestos (or any material containing asbestos), polychlorinated biphenyls and any other hazardous, toxic, or dangerous waste, substances, or materials defined as such (or any similar term) for the purposes of any State or Federal laws.

5. TRANSFER OF COLLATERAL. The Borrower shall not, without written consent of the Lender, sell, contract to sell, lease, assign or dispose of any interest of any kind in the Collateral, except for the sale of the Collateral in the normal course of business, until this Security Agreement and all debts secured hereby have been fully paid and satisfied. If all or any part of the Collateral, or any interest in the Collateral, is sold or transferred, or if a beneficial interest in Borrower is sold or transferred, or if the Borrower’s business is sold, assigned or transferred without Lender’s prior written consent, Lender may, at its option, require immediate payment in full of all sums secured by this Security Agreement. Notwithstanding the foregoing, Borrower shall provide written notice by certified mail to the Lender of any sale, assignment or transfer of any interest in the Borrower’s business or the Collateral for so long as there are any debts outstanding from Borrower to Lender.

6. CHANGES IN COLLATERAL. The Borrower will keep the Collateral separate and identifiable at the Borrower’s business premises and will not remove the Collateral from said location without the Lender’s written consent. The Borrower shall promptly notify Lender in writing of any proposed change in the location or ownership of the Borrower’s business. The Borrower shall be allowed to improve or replace any portion of the Collateral with collateral of greater or equal value without prior consent of the Lender. In the event Borrower does replace any Collateral with collateral of greater or equal value, Borrower shall not be obligated to give Lender any of the proceeds from the prior held collateral.

7. INSURANCE. Borrower shall maintain at all times fire, liability and other casualty insurance and any other insurance required, including theft, to protect the Collateral and fully secure Borrower’s obligation to Lender. The Lender shall be named as an additional insured and loss payee and shall be provided with a Certificate of Coverage. Such insurance coverage may be reduced by Borrower subsequent to the date of closing provided that said coverage is always at least equal to the amount of Borrower’s debt to Lender at that time. Such insurance shall be obtained from companies registered to transact business in the State of Massachusetts and said policy shall be issued in the names of Lender and Borrower, as their respective interests may appear, and proof of coverage and copies of all related documents shall be delivered to Lender, upon Lender’s request, but at least annually, until such time as all Borrower’s obligations to Lender are satisfied.

In the event Borrower fails to maintain the coverage described above, Lender may, at Lender’s option, obtain coverage to protect Lender’s rights in the Collateral, and Borrower shall be required to pay to Lender the reasonable costs and expenses incurred by Lender in obtaining such coverage.

In the event of loss, Borrower shall give prompt notice to the insurance carrier and Lender. Lender

2

may make proof of loss if not made promptly by Borrower. Unless Lender and Borrower otherwise agree in writing, insurance proceeds shall be applied to restoration or repair of the Collateral damaged, if the restoration or repair is economically feasible and Lender’s security is not lessened. If the restoration or repair is not economically feasible or Lender’s security would be lessened, the insurance proceeds shall be applied to the sums secured by this Security Agreement, whether or not then due, with any excess paid to Borrower. If Borrower abandons the Collateral, or does not answer within ten (10) days after notice from Lender that the insurance carrier has offered to settle the claim, then Lender may collect the insurance proceeds. Lender may use the proceeds to repair or restore the Collateral or to pay sums secured by this Agreement, whether or not then due. The ten (10) day period will begin when the notice is given. Unless Lender and Borrower otherwise agree in writing, any application of insurance proceeds to principal shall not extend or postpone the due date of any payments due under the Promissory Note or change the amount of the payments. If the Collateral is acquired by Lender, Borrower’s right to any insurance policies and proceeds resulting from damage to the Collateral prior to the acquisition shall pass to Lender to the extent of the sums secured by this Security Agreement immediately prior to the acquisition.

8. BUSINESS RECORDS. The Borrower will at all times keep accurate and complete records of its business and upon default or threat of default, the Lender, or any of the Lender’s agents, shall have the right to call at the Borrower’s place of business during normal hours of business to inspect the books, records, journals, orders, receipts, correspondence and other data relating to its business and the Collateral or to any other transaction between the parties hereto.

9. PROTECTION OF COLLATERAL. The Borrower shall keep the Collateral in good working order and repair and shall not waste or destroy the Collateral or any part thereof. The Borrower shall not use the Collateral in violation of any statute or ordinance and the Lender or its agent shall have the right to examine and inspect the Collateral during normal business hours upon prior notice to Borrower specifying the reasonable cause for the inspection.

10. PROTECTION OF LENDER’S RIGHTS IN THE COLLATERAL. If Borrower fails to perform the covenants and agreements contained in this Security Agreement, or there is a legal proceeding that may significantly affect Lender’s rights in the Collateral (such as a proceeding in bankruptcy, probate, for condemnation or forfeiture or to enforce laws or regulations), then Lender may do, and pay for, whatever is necessary to protect the value of the Collateral and Lender’s rights in the Collateral. Lender’s actions may include paying any sums secured by a lien that has priority over this Security Agreement, appearing in court, paying reasonable attorneys’ fees and entering the location where the Collateral is to make repairs. Although Lender may take action under this paragraph, Lender does not have to do so. Any amounts disbursed by Lender under this paragraph shall become additional debt of Borrower secured by this Security Agreement. Unless Borrower and Lender agree to other terms of payment, these amounts shall bear interest from the date of disbursement at the Promissory Note rate and shall be payable, with interest, upon notice from Lender to Borrower requesting payment.

11. DEFAULT. Notwithstanding anything to the contrary herein, the Borrower shall be in default under this Security Agreement upon the occurrence of any of the following events or conditions:

(a) Default in the payment or performance of any term under any Promissory Note, obligations, covenants, liabilities or any other indebtedness of the Borrower, referred to herein or secured hereby, specifically failure to pay when due any amount, principal or interest, payable on the loan made hereunder.

3

(b) Any warranty, representation or statement made or furnished to the Lender by or on behalf of the Borrower proves to have been false in any material respect when made or furnished.

(c) Sale, transfer or assignment of a majority interest in the Borrower without the prior written consent of the Lender.

(d) Sale, transfer or assignment of substantially all of the assets of the Borrower without prior written consent of the Lender.

(e) Any levy, seizure or attachment of the Collateral.

(f) A change in the location of the Borrower’s business without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

(g) Dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the Collateral, assignment for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency law by or against the Borrower or any guarantor or surety for the Borrower.

(h) Default under the business premises lease.

(i) Default under any obligation of Lender’s that has been assumed by Borrower.

(j) Failure to maintain adequate insurance as provided in paragraph 7.

(k) Failure to pay all taxes as required by law.

(l) Waste or destruction of the Collateral or any part thereof.

(m) Any event of default hereunder shall also constitute a default under the terms of the Promissory Note.

12. REMEDIES. Upon the occurrence of any such event of default under this Agreement and prior to exercising the appropriate remedies, including, without limitation, the right of acceleration of the indebtedness, the Lender shall give notice of default to the Borrower. The notice shall specify: (1) the default; (2) the action required to cure the default; (3) a date not less than ten (10) days from the date the notice is given to Borrower by which the default must be cured; and (4) that failure to cure the default on or before the date specified in the notice may result in acceleration of the sums secured by this Security Agreement and sale of the Collateral. If Borrower fails to cure any default prior to the expiration of the ten (10) day period, Lender may invoke any remedies permitted by this Security Agreement without further notice of demand on Borrower.

4

The Lender may take such action (without notice and without bond, in that Borrower herein expressly waives all rights thereto prior to foreclosure and seizure by Lender) as it deems advisable to protect and enforce its rights against the Borrower and in and to the Collateral, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as the Lender may determine, in its sole discretion, without impairing or otherwise, affecting the other rights and remedies of the Lender under this Security Agreement or under any other agreement between the Lender and the Borrower:

(a) Declare the Promissory Note to be forthwith due and payable, whereupon the same shall become and be immediately due and payable, both as to principal and interest, without presentment and demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Promissory Note to the contrary notwithstanding.

(b) Receive and retain all the Collateral and proceeds and all other distributions of any kind upon any and all of the Collateral. Borrower agrees to deliver the Collateral to Lender, and the Lender may without legal process, enter the business premises and take possession of all Collateral and proceeds found therein, without being guilty of trespass, forcible entry or detainer.

(c) Exercise any and all rights and remedies afforded the Lender, as a Lender, in possession of Collateral or otherwise, under any and all applicable provisions of law, all of which rights and remedies shall be cumulative, and not exclusive, to the extent permitted by law. All rights of the Lender hereunder shall inure to the benefit of Lender’s successors and assigns and all obligations of the Borrower shall bind Borrower’s successors and assigns.

(d) Take such action as the Lender may elect with respect to the foreclosure, sale, assignment and delivery of the whole, or from time to time any part of, the Collateral, including, without limitation, sell, assign, and deliver the Collateral at any broker’s board or at any private sale in a commercially reasonable manner, or at public auction, after advertisement of the time and place of the sale, for cash, for credit or for other property, for immediate or future delivery, and for such price or prices as the Lender shall determine, on commercially reasonable terms, and the Lender may bid for and purchase the whole or any part of the Collateral so sold free from any right or equity of redemption; to adjourn any such sale or cause the same to be adjourned from time to time to a subsequent time and place announced at the time and place fixed for the sale; to carry out any agreement to sell any item or items of Collateral in accordance with the terms of such agreement, notwithstanding the fact that after the Lender shall have entered into such an agreement, the Promissory Note may have been paid in full.

(e) The proceeds received by the Lender from the disposition or sale of the Collateral shall be retained by the Lender as compensation for the use of the Collateral while in the Borrower’s possession and not as penalty and shall be applied: (1) to the cost, expenses and reasonable attorney’s fees and expenses incurred by the Lender for the collection and for sale and delivery of the Collateral, and (2) to the outstanding principal and interest on the Promissory Note in such order as the Lender may elect. If any proceeds remain after such application, such remainder shall be paid to the Borrower. Without such sale the fair market

5

value of the property at the time of repossession may be credited upon the amount unpaid by Borrower. In any event, the Borrower agrees to pay the balance forthwith as liquidated damages for the breach of this Agreement.

(f) Notice of any sale at public auction pursuant to paragraph (d) shall be sufficient for all purposes if a written notice of any such sale is give to the Borrower by mailing a copy of a notice of such sale (naming the place, date and time thereof and a brief statement of the nature of the Collateral to be sold) to the Borrower not less than five (5) days prior to any such sale and if a similar notice is published at least once, in a newspaper of general circulation published in Boston, Massachusetts not less than three (3) days nor more than ten (10) days prior to such sale. The Borrower agrees that any disposition of Collateral made pursuant to the foregoing shall be deemed to have been made in a commercially reasonable manner, but the foregoing provision shall not be deemed to limit the right of the Lender to dispose of any item of Collateral in any other manner provided in Article 9 of the Uniform Commercial Code.

13. BORROWER’S CLAIMS AGAINST REPOSSESSED COLLATERAL. If the Lender repossesses the Collateral, the Borrower agrees to send notice by registered mail to the Lender within twenty-four (24) hours after repossession if the Borrower claims any articles not included herein or used as security hereby were contained in the Collateral at the time of repossession. The Borrower agrees that failure to do so shall be a waiver and bar to any subsequent claim therefore. The Borrower hereby waives the right to remove any legal action, brought by the holder hereof, from the court originally acquiring jurisdiction.

14. ATTORNEY’S FEES. In the event Lender is required to take legal action to enforce any of the provisions of this Security Agreement, then in addition to such relief as shall be granted Lender, Lender shall also be entitled to reasonable attorney’s fees.

15. NOTICES. Any notice to Borrower provided for in this Security Agreement shall be given by delivering it or mailing it by first class mail unless applicable law requires use of another method. The notice shall be directed to the address of the Collateral or any other address Borrower designates by notice to Lender. Any notice to Lender shall be given by first class mail to Lender’s address c/o Chief Executive Officer, 1099 Forest Lake Terrace, Niceville, FL 32578, or any other address Lender designates by notice to Borrower. Any notice provided for in this Security Agreement shall be deemed to have been given to Borrower or Lender when given as provided in this paragraph.

16. TIME OF PERFORMANCE AND WAIVER. In performing any act under this Security Agreement and the Promissory Note secured hereby, time shall be of the essence. The Lender’s extension of the time for payment for any indebtedness or the acceptance of only partial or delinquent payments, or the failure of the Lender to enforce strict performance on the part of the Borrower of any covenant, promise or condition herein contained or contained in any other document evidencing the indebtedness owed the Lender by the Borrower shall not operate as a waiver of the right of the Lender thereafter to require that the terms hereof or the terms of such other documents be strictly performed.

6

17. RIGHTS OF LENDER. The rights and remedies herein conferred upon the Lender shall be cumulative and not alternative and shall be in addition to and not substitution of the rights and remedies conferred by the Uniform Commercial Code (UCC) of the State of Massachusetts. All rights of the Lender hereunder shall inure to the benefit of its successors and assigns and all obligations of the Borrower shall bind its successors and assigns.

Until all sums secured by this Security Agreement have been paid in full, Borrower, on demand of Lender, shall (or cause the same to be done) execute, acknowledge and deliver all such further instruments and papers, take all such further action as may be requested by Lender to effectuate the purposes hereof, or to provide the rights and remedies of Lender contemplated hereby, or to avoid any breach hereof.

18. GOVERNING LAW; SEVERABILITY. This Security Agreement shall be governed by the law of the State of Massachusetts. In the event that any provision or clause of this Security Agreement or the Promissory Note conflicts with applicable law, such conflict shall not affect other provisions of this Security Agreement or the Promissory Note which can be given effect without the conflicting provision. To this end the provisions of this Security Agreement and the Promissory Note are declared to be severable.

19. CONSTRUCTION AND SURVIVAL. This Agreement is the complete agreement between the parties and any contracts previously executed between the parties, along with such other written or verbal representations or warranties as may have been made by either party, their broker, agents, or assigns, are merged into this Agreement and are extinguished, except as set forth herein. The provisions and warranties contained in this Agreement shall survive the closing.

20. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Lender and the Borrower and their respective heirs, executors, administrators, successors and assigns and legal representatives, and shall survive the closing of this sale.

21. NUMBER AND GENDER. Whenever required by the context, the singular number shall include the plural and the masculine gender shall include the feminine and the neuter.

22. HEADINGS. Headings of sections, subsections and paragraphs in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Security Agreement on the day and year first above written.

[SIGNATURES ON FOLLOWING PAGE]

7

10X FUND, LP, a Delaware limited partnership
PRO-PHARMACEUTICALS, INC., a Nevada corporation
10X Capital Management, LLC, General Partner, a Florida limited liability company

By:	Anthony Squeglia	By:	Rod Martin
Its:	Chief Financial Officer	Title:	Managing Member

8